PILGRIM'S PRIDE CORPORATION
                          110 SOUTH TEXAS STREET
                          PITTSBURG, TEXAS 75686

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                  TO BE HELD WEDNESDAY, JANUARY 30, 2002

  The Annual Meeting of Stockholders of Pilgrim's Pride Corporation (the "Company") will be held at the Company's headquarters building, 110 South Texas Street, Pittsburg, Texas, on Wednesday, January 30, 2002, at 11:00 a.m., local time, to consider the following matters:

	1.The election of ten Directors for the ensuing year;

	2.The appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 28, 2002; and

	3.To transact such other business as may be properly brought before the meeting or any adjournment. No other matters are expected to be voted on at the meeting.

   The Board of Directors has fixed the close of business on December 10, 2001, as the record date for determining stockholders of record entitled to notice of, and to vote at, the meeting.

                                              /s/ Richard A. Cogdill


   			            		    RICHARD A. COGDILL

Pittsburg, Texas  		 EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER
December 17, 2001  				  SECRETARY AND TREASURER



                          YOUR VOTE IS IMPORTANT!
              PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY.

                        PILGRIM'S PRIDE CORPORATION
                          110 SOUTH TEXAS STREET
                          PITTSBURG, TEXAS 75686


                             PROXY STATEMENT

                           GENERAL INFORMATION

   The Board of Directors of Pilgrim's Pride Corporation (the "Company") solicits stockholders' proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on Wednesday, January 30, 2002, at 11:00 a.m., local time, at the Company's headquarters at 110 South Texas Street, Pittsburg, Texas and at any adjournments thereof (the "Meeting").
This Proxy  Statement,  the accompanying   proxy  card  and  the  Company's
2001  Annual   Report   to Stockholders are  being mailed, beginning on or
about December 17, 2001, to all stockholders entitled to receive notice of, and to vote at, the Meeting.

   The principal executive offices of the Company are located at 110 South Texas Street, Pittsburg, Texas 75686. Any writing required to be sent to the Company should be mailed to this address.

OUTSTANDING VOTING SECURITIES

   Each stockholder of record at the close of business on December 10, 2001 (the "Record Date"), will be entitled to one vote for each share of the Company's Class A common stock, $.01 par value per share, and twenty votes for each share of the Company's Class B common stock, $.01 par value per share, held on the Record Date. The accompanying proxy card indicates the number of shares to be voted. On December 10, 2001, there were 13,523,429 shares of the Company's Class A common stock issued and outstanding and there were 27,589,250 shares of the Company's Class B common stock issued and outstanding. For all proposals at the Meeting, the votes of holders of Class A common stock and Class B common stock will be counted together as a single class.

VOTING OF PROXIES

   Because many of the Company's stockholders are unable to attend the Meeting, the Board of Directors solicits proxies by mail to give each stockholder an opportunity to vote on all items of business scheduled to come before the Meeting. Each stockholder is urged to:

     (1) read carefully the material in this Proxy Statement;

     (2) specify his or her voting instructions on each item by marking the appropriate boxes on the accompanying proxy card; and

      (3) sign, date and return the proxy card in the enclosed, postage prepaid envelope.

     The accompanying proxy card provides a space, with respect to the election of Directors, for a stockholder to withhold voting for any or all nominees for the Board of Directors, but does not permit a stockholder to vote for any nominee not named on the proxy card. The card also allows a stockholder to abstain from voting on any other item if the stockholder chooses to do so.

      When the accompanying proxy card is properly executed and returned with voting instructions with respect to any of the items to be voted upon, the shares represented by the proxy will be voted in accordance with the stockholder's directions by the persons named on the proxy card as proxies of the stockholder. If a proxy card is signed and returned, but no specific voting instructions are given, the shares represented by the proxy card will be voted for the election of the ten nominees for Directors named on the accompanying proxy card and for the appointment of Ernst & Young LLP as the Company's independent auditors.

     Unless otherwise indicated by the stockholder, returned proxy cards also confer upon the persons named on the card, as proxies for the stockholder, discretionary authority to vote all shares of stock represented by the proxy card on any item of business that is properly presented for action at the Meeting, even if not described in this Proxy Statement. If any of the nominees for Director named below should be unable or unwilling to accept nomination, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any item of business not set forth in this Proxy Statement will come before the Meeting or that any of the nominees for Director will be unavailable for election.

      The proxy does not affect a stockholder's right to vote in person at the Meeting. If a stockholder executes a proxy, he or she may revoke it at any time before it is voted by submitting a new proxy card, or by communicating his or her revocation in writing to the Secretary of the Company or by voting by ballot at the Meeting.

VOTES REQUIRED

     The holders of at least a majority of the combined voting power of the Company's Class A common stock and Class B common stock outstanding on the Record Date must be present in person or by proxy at the Meeting for the Meeting to be held. Abstentions and broker non-votes are counted in determining whether at least a majority of the voting power of the Company's Class A common stock and Class B common stock outstanding on the Record Date are present at the Meeting.

     Directors will be elected by a plurality of the votes cast at the Meeting. The affirmative vote of a majority of the voting power of the Company's Class A common stock and Class B common stock represented and entitled to vote at the Meeting is required for the appointment of the Company's independent auditors and approval of any other item of business to be voted upon at the Meeting. Abstentions from voting on any matter will be included in the voting tally. Abstentions will have no effect on the election of Directors. Abstentions will have the same effect as votes against the proposal to appoint the Company's independent auditors. Broker non-votes are shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal. Broker non-votes will have no effect on the election of Directors or the proposal to appoint the Company's independent auditors. Lonnie "Bo" Pilgrim owned or controlled 8,350,313 shares (61.8%) of the Company's Class A common stock and 16,774,320 shares (60.8%) of the Company's Class B common stock on the Record Date, or 60.8% of the combined voting power of both classes of stock, and thus will be able to elect all of the nominees for Directors and approve Ernst & Young LLP as independent auditors for the Company.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

      The Company's Amended and Restated Corporate Bylaws state that a stockholder must give the Secretary of the Company written notice, at the Company's principal executive offices, of its intent to present a proposal at the Company's 2003 Annual Meeting of Stockholders by October 2, 2002, but not before May 5, 2002. Additionally, in order for stockholder proposals which are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to be considered by the Company for inclusion in the Company's proxy materials for the 2003 Annual Meeting of Stockholders, they must be received by the Secretary of the Company no later than the close of business on August 17, 2002.

COST OF PROXY SOLICITATION

      The Company will bear the cost of the Meeting and the cost of soliciting proxies in the accompanying form, including the cost of mailing the proxy material. In addition to solicitation by mail, Directors, officers and other employees of the Company may solicit proxies by telephone or otherwise. They will not be specifically compensated for such services. The Company will request brokers and other custodians, nominees and fiduciaries to forward proxies and proxy soliciting material to the beneficial owners of the Company's Class A common stock and Class B common stock and to secure their voting instructions, if necessary. The Company will reimburse them for the expenses in so doing.

BOARD OF DIRECTORS

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. However, it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them each month, as well as by participating in Board and committee meetings.

BOARD COMMITTEES

      To assist in carrying out its duties, the Board of Directors has delegated certain authority to the Audit and Compensation Committees. The Board of Directors does not maintain a Nominating Committee. The members of the Audit Committee are Charles L. Black, S. Key Coker, Vance C. Miller, Sr., James G. Vetter, Jr., and Donald L. Wass, Ph.D. The members of the Compensation Committee are Lonnie "Bo" Pilgrim, Vance C. Miller, Sr., Lonnie Ken Pilgrim, James G. Vetter, Jr., and Charles L. Black. The Compensation Committee also has a subcommittee made up of Charles L. Black and Vance C. Miller, Sr. Each Committee meets to examine various facets of the Company's operations and take appropriate action or make recommendations to the Board of Directors.

   The Audit Committee's responsibilities include making recommendations to the Board of Directors regarding the selection of independent public accountants, reviewing the plan and results of the audit performed by the public accountants of the Company and the adequacy of the Company's systems of internal accounting controls, and monitoring compliance with the
Company's conflicts of interest and business ethics policies. The Compensation Committee reviews the Company's remuneration policies and practices and establishes the salaries of the Company's officers. The
Compensation Committees' subcommittee is responsible for administering certain aspects of the Senior Executive Performance Bonus Plan dealing with compensation for designated Section 162(m) participants, currently Mr. Lonnie "Bo" Pilgrim and Mr. David Van Hoose.

MEETINGS

     During the Company's fiscal year ended September 29, 2001, there were seven meetings of the Board of Directors, three meetings of the Audit Committee, one meeting of the Compensation Committee and one meetings of the Compensation subcommittee. During fiscal 2001, each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees on which the Director served.

                           ELECTION OF DIRECTORS

    At the Meeting, ten Directors are to be elected, each to hold office for one year or until his successor is duly elected and qualified. Unless otherwise specified on the proxy card, the shares represented by the enclosed proxy will be voted for the election of the ten nominees named below. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. In the event any nominee shall become unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the Board of Directors.

                           NOMINEES FOR DIRECTOR

   LONNIE "BO" PILGRIM, 73, has served as Chairman of the Board since the organization of the Company in July 1968. He was previously Chief Executive Officer from July 1968 to June 1998. Prior to the incorporation of the Company, Mr. Pilgrim was a partner in the Company's predecessor partnership business founded in 1946.

   CLIFFORD E. BUTLER, 59, serves as Vice Chairman of the Board. He joined the Company as Controller and Director in 1969, was named Senior Vice President of Finance in 1973, became Chief Financial Officer and Vice Chairman of the Board in July 1983, became Executive President in January 1997 and served in such capacity through July 1998.

   DAVID VAN HOOSE, 60, serves as Chief Executive Officer, President and Chief Operating Officer (the Company's Principal Executive Officer) of the Company. He became a Director in July 1998. He was named Chief Executive Officer and Chief Operating Officer in June 1998 and President in July 1998. He was previously President of Mexico Operations from April 1993 to June 1998 and Senior Vice President, Director General, Mexico Operations from August 1990 to April 1993. Mr. Van Hoose was employed by the Company in September 1988 as Senior Vice President, Texas Processing. Prior to that, Mr. Van Hoose was employed by Cargill, Inc. as General Manager of one of its chicken operations.

   RICHARD A. COGDILL, 41, has served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer (the Company's Principal Financial and Accounting Officer) since January 1997. He became a Director in September 1998. Previously, he served as Senior Vice President, Corporate Controller, from August 1992 through December 1996 and as Vice President, Corporate Controller, from October 1991 through August 1992. Prior to October 1991, he was a Senior Manager with Ernst & Young LLP. He is a Certified Public Accountant.

   LONNIE KEN PILGRIM, 43, has been employed by the Company since 1977 and has been Senior Vice President, Transportation since August 1997. Prior to that he served the Company as its Vice President, Director of Transportation. He has been a member of the Board of Directors since March 1985. He is a son of Lonnie "Bo" Pilgrim.

   CHARLES L. BLACK, 72, was Senior Vice President, Branch President of NationsBank, Mt. Pleasant, Texas, from December 1981 to his retirement in February 1995. He previously was a Director of the Company from 1968 to August 1992 and has served as a Director since his re-election in February 1995.

   S. KEY COKER, 44, has served as Executive Vice President of Compass Bank since October 2000, a $20 billion dollar bank with offices throughout the southern United States. Previously, he served as Senior Vice President from June 1995 through September 2000 and had been employed by Compass Bank since 1992. He is a career banker with 21 years of experience in banking. He was appointed a Director in September 2000, following the resignation of Robert Hilgenfeld on August 2, 2000.

   VANCE C. MILLER, SR., 67, was elected a Director in September 1986. Mr. Miller has been Chairman of Vance C. Miller Interests, a real estate development company formed in 1977, and has served as the Chairman of the Board and Chief Executive Officer of Henry S. Miller Cos., a Dallas, Texas, real estate services firm, since 1991. Mr. Miller also serves as a director of Resurgence Properties, Inc.

   JAMES G. VETTER, JR., 67, has practiced law in Dallas, Texas, since 1966. He is a shareholder of the Dallas law firm of Godwin, White & Gruber, P.C. (formerly Godwin & Carlton, P.C.), and has served as general counsel and a Director since 1981. Mr. Vetter is a Board Certified-Tax Law Specialist and serves as a lecturer and author in tax matters.

    DONALD L. WASS, PH.D., 69, was elected a Director of the Company in May 1987. He has been President of the William Oncken Company of Texas, a time management consulting company, since 1970.

                       REPORT OF THE AUDIT COMMITTEE

   Pursuant to the Audit Charter updated by the Board of Directors and attached to the Company's proxy statement within the last three years, the Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

   The committee reviewed with the independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with independent auditors the auditor's independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board.

   The committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 29, 2001 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended, subject to stockholder approval, the selection of the Company's independent auditors.

     The members of the Audit committee are independent as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards.

                     AUDIT COMMITTEE
                     James G. Vetter, Jr.
                     Charles L. Black
                     Vance C. Miller, Sr.
                     Donald L. Wass, Ph.D.
                     S. Key Coker

AUDIT FEES, FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES AND ALL OTHER FEES

     Fees for the last annual audit were approximately $404,000. In fiscal 2001,there were no financial information systems design and implementation fees and all other fees payable to the Company's auditors were approximately $1,209,954, including audit related services of approximately $379,511 and nonaudit services of approximately $830,443. Audit related services generally include fees for statutory audits, information systems audits, business acquisitions and accounting consultations. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to questions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal 2001, the members of the Company's Compensation Committee were Lonnie "Bo" Pilgrim, Chairman of the Board of the Company, Vance C. Miller, Sr., Lonnie Ken Pilgrim, Senior Vice President, Transportation of the Company, James G. Vetter, Jr., and Charles L. Black.

      The Company has been and continues to be a party to certain transactions with Lonnie "Bo" Pilgrim and a law firm affiliated with James
G. Vetter, Jr. These transactions, along with all other transactions between the Company and affiliated persons, require the prior approval of the Audit Committee of the Board of Directors.

     The Company's transactions with Lonnie "Bo" Pilgrim have allowed the Company to obtain the use of required production facilities and equipment on terms which management believes are not less favorable to the Company than could have been arranged with unaffiliated persons. Since 1985, Lonnie "Bo" Pilgrim, has engaged in chicken grow-out operations with the Company which involve the purchase of chicks, feed and veterinary and technical services from the Company and the growing-out of chickens to maturity at which time they are purchased by the Company. Chicks, feed and services are purchased from the Company for their fair market value, and the Company purchases the mature chickens from Mr. Pilgrim at market-quoted prices at the time of purchase. Management of the Company believes that this operation is conducted on terms not less favorable to the Company than those which could be arranged with unaffiliated persons. During fiscal year 2001, the Company paid Mr. Pilgrim, doing business as Pilgrim Poultry G.P. ("PPGP"), $39,784,000 for chickens produced in his grow-out operations, and PPGP paid the Company $38,771,000 for chicks, feed and services. Lonnie "Bo" Pilgrim is the sole proprietor of PPGP.

     PPGP also rents facilities to the Company for the production of eggs. On January 1, 2001 the Company entered into an agreement with PPGP to rent its egg production facilities for a monthly amount of $62,500. During fiscal year 2001, the Company paid rental on the facilities of $562,500 to PPGP. Prior to January 1, 2001, the Company had contracted with PPGP to use the egg production facilities to house and care for Company flocks and paid egg grower fees based on actual production. During fiscal year 2001, the Company paid contract egg grower's fees to PPGP of $1,537,000. Management of the Company believes that the terms of the agreements with PPGP are substantially similar to, and contain terms not less favorable to the Company than, agreements obtainable from unaffiliated parties.

     Since 1985, the Company has leased an airplane from Lonnie "Bo" Pilgrim under a lease agreement which provides for monthly lease payments of $33,000 plus operating expenses, which terms management of the Company believes to be substantially similar to those obtainable from unaffiliated parties. During fiscal 2001 the Company had lease expenses of $396,000 and operating expenses of $234,000 associated with the use of this airplane.

     Historically, much of the Company's debt has been guaranteed by the major stockholders of the Company.

   In consideration of such guarantees, the Company has paid such stockholders a quarterly fee equal to .25% of the average aggregate outstanding balance of such guaranteed debt. During fiscal 2001, the Company incurred $3,142,000 for such guarantees and paid $2,324,000 to Pilgrim Interests, Ltd.

   Godwin, White & Gruber, P.C., represents the Company in connection with a variety of legal matters. James G. Vetter, Jr., is a Director of the Company and is a shareholder of Godwin, White & Gruber, P.C. During fiscal year 2001, the Company paid Godwin, White & Gruber, P.C., legal fees of $158,467 in connection with such matters.

                               COMPENSATION
EXECUTIVE COMPENSATION

      The  following table sets forth a summary of compensation paid to the
Company's  Chief   Executive   Officer  and  its  four  other  most  highly
compensated executive officers.

                        SUMMARY COMPENSATION TABLE


						         ANNUAL COMPENSATION

                       	                                Other           All
                  	  Fiscal                       Annual         Other
NAME AND PRINCIPAL         Year     Salary   Bonus   COMPENSATION COMPENSATION(1)
POSITION
Lonnie "Bo" Pilgrim.....   2001  $1,071,200  $566,942   $24,081     $12,066
Chairman of the Board  	   2000   1,070,600   532,921    30,057      10,096
                           1999     717,191   748,417    22,594       8,349

David Van Hoose.........   2001     535,300   465,796    13,381      11,500
Chief Executive Officer,   2000     517,923   404,231    12,947       7,659
President and Chief        1999     419,468   503,921    10,486       9,689
Operating Officer

Clifford E. Butler......   2001     388,868   111,133     9,720       2,061
Vice Chairman of the       2000     388,870   120,492    10,015       2,053
Board                      1999     395,819   386,722     9,868       3,032

Richard A. Cogdill......   2001     308,828   300,000     7,720       1,357
Executive Vice President,  2000     285,441   248,673     7,496       1,262
Chief Financial Officer,   1999     220,328   310,000     5,489       1,075
Secretary and Treasurer

Robert L. Hendrix.......   2001     292,084   183,226     7,301       7,454
Executive Vice President-  2000     283,576   120,492     7,089       4,364
Growout and Processing     1999     280,364   336,813     6,987       6,570


(1) Includes the following items of compensation:

  a. Company's contributions to the named individual under its 401(k) Salary Deferral Plan in the following amounts: Lonnie "Bo" Pilgrim, $52 (2001, 2000 & 1999); David Van Hoose, $312 (2001), $312 (2000),
     $318  (1999);  Clifford  E.  Butler, $312 (2001),  $312  (2000),  $318
     (1999); Richard A. Cogdill, $312 (2001), $312 (2000), $318 (1999); and
     Robert L. Hendrix, $312 (2000), $312 (2000), $318 (1999).

  b. Section 79 income to the named individual due to group term life insurance in excess of $50,000 in the following amounts: Lonnie "Bo" Pilgrim, $12,014 (2001), $10,044 (2000), $8,296 (1999); David Van
     Hoose,  $11,187  (2001),  $7,347  (2000), $9,371 (1999);  Clifford  E.
     Butler,  $1,749  (2001),  $1,741 (2000),  $2,714  (1999);  Richard  A.
     Cogdill,  $1,045 (2001), $950  (2000),  $757  (1999);  and  Robert  L.
     Hendrix, $7,142 (2001), $4,052 (2000), $6,252 (1999).

DIRECTORS' FEES

    The Company pays its Directors who are not employees of the Company $5,000 per meeting attended in person, plus expenses, and Directors who are not employees of the Company also receive $2,500 and $1,250 per telephonic meeting that they participate in that last at least 45 minutes or less than 45 minutes, respectively.

                     REPORT OF COMPENSATION COMMITTEE

      The Compensation Committee establishes executive compensation and oversees the administration of the bonus plan for key members of management and the Company's employee benefit plans.

     The following is a report submitted by the Compensation Committee members in their capacity as the Board's Compensation Committee, addressing the Company's compensation policy as it related to the named executive officers for fiscal 2001.

PERFORMANCE MEASURES

      The Compensation Committee's establishment of annual executive compensation is a subjective process in which the Committee considers many factors including the Company's performance as measured by earnings for the year, each executive's specific responsibilities, the contribution to the Company's profitability by each executive's specific areas of responsibility, the level of compensation believed necessary to motivate and retain qualified executives and the executive's length of time with the Company.

FISCAL  COMPENSATION

       For fiscal 2001, the Company's executive compensation program consisted of (a) base salary, (b) a discretionary bonus based upon the factors described above, (c) the bonus plan described below, (d) Company contributions to the Company's 401(k) salary deferral plan which are made up of mandatory contributions of one dollar per week and matching contributions of up to five dollars per week and additional matching contributions of up to four percent of an executive's compensation subject to an overall Company contribution limit of five percent of domestic income before taxes and (e) Company contributions to the Employee Stock Investment Plan in an amount equal to 33 1/3% of the officers' payroll deduction for purchases of the Company's common stock under the plan, which deductions are limited to 7 1/2% of the officer's base salary, overtime pay and bonuses.

    In establishing the fiscal 2001 compensation for Lonnie "Bo" Pilgrim, the Company's Chairman of the Board, the Compensation Committee made no change to Mr. Pilgrim's annual base salary. Mr. Pilgrim's bonus for fiscal 2001 consisted of a bonus awarded pursuant to the bonus plan discussed below.

     In establishing the fiscal 2001 compensation for David Van Hoose as the Company's Chief Executive Officer, President and Chief Operating Officer, the Compensation Committee adjusted Mr. Van Hoose's annual base salary from $517,923 to $535,300 to reflect changes in the cost of living. Mr. Van Hoose's bonus for fiscal 2001 consisted of a bonus awarded pursuant to the bonus plan discussed below, plus a discretionary bonus of $130,000. This discretionary bonus was made in response to the Compensation Subcommittee's subjective assessment of Mr. Van Hoose's contribution to the Company's performance in fiscal 2001.

     The Company's objective is to obtain financial performance that achieves increased return on equity, sales volume, earnings per share and net income. The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests.

      The Company maintains a bonus plan for certain key members of management. The description below outlines the plan:

     The Company's Senior Executive Performance Bonus Plan (the "Plan"), provides for five percent of the Company's U.S. income before income taxes to be allocated among certain key members of management. Such amount is allocated among all plan participants based upon the ratio of each participant's eligible salary to the aggregate salaries of all participants and the number of months of the fiscal year the participant was approved for participation. The Plan also provides for a Subcommittee to administer the plan provisions dealing with certain designated Section 162(m) participants, currently Mr. Lonnie "Bo" Pilgrim and Mr. David Van Hoose. The Compensation Committee retains the right, in its sole discretion, to reduce, increase or eliminate, prior to payment thereof, the amount of any bonus that would otherwise be due under the Plan to non-Section 162(m) participants, and the Compensation Subcommittee retains these same rights, except for the right to increase bonus amounts, for designated Section 162(m) participants. Participants may generally be added or removed from the plan at the discretion of the Compensation Committee. Participants must continue to be employed by the Company on January 1 following the end of a fiscal year in order to be paid a bonus with respect to that year. Bonuses are typically paid during the January following the fiscal year with respect to which the bonus has been granted.

                            COMPENSATION COMMITTEE
                            Lonnie "Bo" Pilgrim
                            Charles L. Black
                            Vance C. Miller, Sr.
                            Lonnie Ken Pilgrim
                            James G. Vetter, Jr.

                            COMPENSATION SUBCOMMITTEE
                            Charles L. Black
                            Vance C. Miller, Sr.

                            COMPANY PERFORMANCE

      The following graph shows a five-year comparison of cumulative total returns for the Company, the Russell 2000 composite index and a peer group selected by the Company.


              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        AMONG THE COMPANY, THE RUSSELL 2000 INDEX AND A PEER GROUP

                                      Cumulative Total Return
                            ------------------------------------------------
                            9/28/96 9/27/97 9/26/98 10/02/99 9/30/00 9/29/01

PILGRIM'S PRIDE CORPORATION-      -       -     100       38      36      67
CLASS A{(1)

PILGRIM'S PRIDE CORPORATION-    100      179    225      101      81     164
CLASS B(1)

PEER GROUP                      100      152    171       99      72     141

RUSSELL 2000                    100      120    110      128     159     125
-------

* $100 invested on 9/28/96 in stock or index including reinvestment of dividends.

     (1) On July 30, 1999, the Company issued a stock dividend of one share of Class A common stock for every two shares of Class B common stock held to stockholders of record on June 30, 1999. This was the first issuance of the Company's Class A common stock. The above results for the Company's Class B common stock were adjusted for the Class A common stock dividend. The Company's Class A common stock was not outstanding at the beginning of fiscal 1999 and is presented on a separate line of the graph.

     The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Company, the Russell 2000 composite index and the peer group is based on the stock price or composite index at the end of fiscal 1996.

     The above graph compares the performance of the Company with that of the Russell 2000 composite index and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are Sanderson Farms, Inc., Cagle's, Inc, and the Company. These companies were selected because of their similar operations and market capitalizations relative to the Company and were approved by the Compensation Committee. In prior years the peer group included WLR Foods, Inc. and Seaboard Corporation. On January 28, 2001, WLR Foods, Inc. was acquired by the Company and Seaboard Corporation's chicken operations were acquired by ConAgra, Inc. on January 3, 2000.

                        CERTAIN OTHER TRANSACTIONS

     The Company has entered into chicken grower contracts involving farms owned by certain of its officers, providing the placement of Company-owned flocks on their farms during the grow-out phase of production. The contracts are on terms substantially the same as contracts entered into by the Company with unaffiliated parties and can be terminated by either party upon completion of the grow-out of each flock. The aggregate amounts paid by the Company to its officers and Directors under grower contracts during the fiscal year 2001 were as follows: David Van Hoose-$304,384, Clifford E. Butler--$227,311, O.B. Goolsby--$159,220, and James J. Miner--$214,268.
See "Compensation Committee Interlocks and Insider Participation" for a discussion of the Company's transactions with Lonnie "Bo" Pilgrim and James
G. Vetter, Jr.

                            SECURITY OWNERSHIP

     The following table sets forth, as of December 1, 2001, certain information with respect to the beneficial ownership of the Company's Class A common stock and Class B common stock by (a) each stockholder beneficially owning at least 5% of the Company's outstanding Class A common stock or Class B common stock; (b) each Director of the Company who is a stockholder of the Company; (c) each of the executive officers listed in the executive compensation table who is a stockholder of the Company; and
(d) all executive officers and Directors of the Company as a group.

                           Amount and               Amount and
                            Nature of     Percent    Nature of     Percent
                           Beneficial       of      Beneficial       of
                          Ownership of    Class A  Ownership of    Class B
NAME OF BENEFICIAL          Class A      COMMON      Class B      COMMON
OWNER                      COMMON STOCK    STOCK   COMMON STOCK     STOCK
Pilgrim Interests, Ltd.       7,200,474    53.2%     14,395,385     52.2%
 110 South Texas Street
 Pittsburg, Texas 75686
Lonnie "Bo" Pilgrim(a)(b)     8,350,313    61.8%     16,774,320     60.8%
 110 South Texas Street
 Pittsburg, Texas 75686
Lonnie Ken Pilgrim(a)(b)(c)   7,503,359    55.5%     14,951,466     54.2%
 110 South Texas Street
 Pittsburg, Texas 75686
Clifford E.Butler(b)             63,186      (d)         36,487      (d)
Robert L. Hendrix(b)             13,677      (d)         34,219      (d)
Richard A. Cogdill(b)            16,451      (d)          8,954      (d)
David Van Hoose(b)               36,903      (d)         19,238      (d)
James G. Vetter, Jr                 975      (d)          2,450      (d)
Charles L. Black                    500      (d)
Donald L. Wass                      150      (d)            300      (d)

All executive officers and
 Directors as a group
 (18 persons)                 8,747,566    64.7%     17,346,746    62.9%

___________________
(a) Includes 7,200,474 shares of Class A common stock and 14,395,385 shares of Class B common stock held of record by Pilgrim Interests, Ltd., a partnership formed by Mr. Pilgrim's family of which Lonnie A. Pilgrim and Lonnie Ken Pilgrim are managing partners. Also includes 30,193 shares of Class A common stock and 60,387 shares of Class B common stock held of record by Pilgrim Family Trust I, an irrevocable trust dated June 16, 1987, for the benefit of Lonnie "Bo" Pilgrim's surviving spouse and children, of which Lonnie Ken Pilgrim and Patty
     R. Pilgrim, Lonnie "Bo" Pilgrim's wife, are co-trustees, and 30,193 shares of Class A common stock and 60,386 shares of Class B common stock held of record by Pilgrim Family Trust II, an irrevocable trust dated December 23, 1987, for the benefit of Lonnie "Bo" Pilgrim and his children, of which Lonnie "Bo" Pilgrim and Lonnie Ken Pilgrim are co-trustees. Each of Lonnie A. Pilgrim and Lonnie Ken Pilgrim disclaim beneficial ownership of the Company's Class A common stock and Class B common stock held by Pilgrim Interests, Ltd., except to the extent of their respective pecuniary interest therein.

(b)  Includes shares held in trust by the Company's 401(k) Salary Deferral
     Plan.

(a) Includes 7,232 shares of Class A common stock and 6,465 shares of Class B common stock held by his wife. Also includes 20,674 shares of Class A common stock and 25,350 shares of Class B common stock held in two irrevocable trusts dated December 15, 1994 and October 31, 1989, of which Lonnie Ken Pilgrim is a co-trustee for the benefit of his children. Lonnie Ken Pilgrim disclaims any beneficial interest in the foregoing shares.

(b)  Less than 1%.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and Directors, and persons who own more than ten percent of the Company's Class A common stock and Class B common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, Directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received by it, the Company believes that all filing requirements applicable to its officers, Directors and greater than ten-percent stockholders for fiscal 2001 were complied with.

                ITEM 2. APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors recommends the appointment of Ernst & Young LLP as the Company's independent auditors for the 2002 fiscal year. This firm of certified public accountants has served as independent auditors of the Company pursuant to annual appointment by the Board of Directors since 1969 except for 1982 and 1983.

      Representatives of Ernst & Young are expected to be present at the Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they wish to do so.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2002.

FINANCIAL STATEMENTS AVAILABLE

     FINANCIAL STATEMENTS FOR THE COMPANY ARE INCLUDED IN THE ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR 2001. ADDITIONAL COPIES OF THESE STATEMENTS, AS WELL AS FINANCIAL STATEMENTS FOR PRIOR YEARS AND THE ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, MAY BE OBTAINED UPON WRITTEN REQUEST WITHOUT CHARGE FROM THE SECRETARY OF THE COMPANY, 110 SOUTH TEXAS STREET, PITTSBURG, TEXAS 75686. FINANCIAL STATEMENTS ARE ALSO ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549, AND THE NEW YORK STOCK EXCHANGE.

                              OTHER BUSINESS

     The Board of Directors is not aware of, and it is not anticipated that there will be presented to the Meeting, any business other than the election of the Directors and the proposal to appoint Ernst & Young independent auditors described above. If other matters properly come before the Meeting, the persons named on the accompanying proxy card will vote the returned proxies as the Board of Directors recommends.

      Please date, sign and return the proxy at your earliest convenience. A prompt return of your proxy will be appreciated as it will save the expense of further mailings.

                          By order of the Board of Directors,

                                  /s/ Richard A. Cogdill

                                  RICHARD A. COGDILL
Pittsburg, Texas   EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER
December 17, 2001               SECRETARY AND TREASURER